Exhibit 10.1

SECOND SETTLEMENT AGREEMENT

Between

Wright Medical Technology, Inc.

And

The Counsel Listed on the Signature Pages Hereto

Dated as of October 3, 2017

-i-

SETTLEMENT AGREEMENT

Between Wright Medical Technology, Inc.

And

Plaintiffs’ Co-Lead Counsel in In Re: Wright Medical Technology, Inc.,

CONSERVE® Hip Implant Products Liability Litigation, MDL No. 2329 and In re:

Wright Hip System Cases, Judicial Council Coordination Proceeding No. 4710

This second settlement agreement (“Second Settlement Agreement” or “Settlement Agreement” within this document) is made and entered into this 3rd day of October, 2017 (the “Effective Date”), between (i) Wright Medical Technology, Inc. (“Wright Medical”) and (ii) Plaintiffs’ Co-Lead Counsel appointed by the Hon. William S. Duffey in MDL No. 2329 (the “MDL”) and Plaintiffs’ Co-Lead Counsel appointed by the Hon. Jane Johnson in JCCP No. 4710 (the “JCCP”) (referred to collectively as “Plaintiffs’ Counsel”) (Plaintiffs’ Counsel and Wright Medical each a “Party” and collectively referred to as the “Parties”).

PREAMBLE

WHEREAS, claimants in the MDL and JCCP, and under tolling agreements, have asserted claims against Wright Medical and other persons and entities for alleged injuries, losses and damages allegedly sustained by the claimants as a result of the use of certain Wright Medical products; and

WHEREAS, Wright Medical disputes that any claimant has sustained injuries, losses or damages as a result of the use of any Wright Medical product; and

WHEREAS, the claimants and Wright Medical are mindful of uncertainties engendered by litigation and want to settle their disputes by entering into this Settlement Agreement; and

WHEREAS, with this Settlement Agreement and the Term Sheet previously executed by the Parties on September 15, 2017 (the “Term Sheet”), the Parties intend to settle 1) forty-nine (49) MDL, JCCP and tolling agreement claims that met the product requirements of the Settlement Agreement between the Parties dated November 1, 2016 (the “First Settlement Agreement”) but were excluded from that settlement (“Otherwise Qualified Claims” or “OQC”), and 2) thirty-nine (39) MDL/JCCP/tolling agreement claims of the oldest claimants by age (“Oldest by Age Claimants”) (collectively the “Target Settlement Pool”); and

WHEREAS, the 49 OQC claims consist of 30 claims involving CONSERVE® products, and 19 claims involving DYNASTY® or LINEAGE® products, for a total settlement amount of Seven Million Nine Hundred Thousand Dollars ($7,900,000.00); and

WHEREAS, the 39 Oldest by Age Claimants consist of 37 claims involving CONSERVE® products, and 2 claims involving DYNASTY® or LINEAGE® products, for a total settlement amount of Five Million One Hundred Thousand Dollars ($5,100,000.00); and

WHEREAS, the maximum amount of this settlement is Thirteen Million Dollars ($13,000,000.00) (“Target Settlement Amount”), per the Term Sheet; and

WHEREAS, claimants with claims eligible for settlement under this Settlement Agreement will elect to participate in this settlement on or before December 31, 2017; and

WHEREAS, the Target Settlement Amount is subject to downward adjustment pursuant to the procedures set forth in the Term Sheet, incorporated herein by reference, if (i) the number of claims included in the final settlement pool (“Final Settlement Pool”) is fewer than 88 claims and/or (ii) claimants in the Final Settlement Pool elect to “opt-out” of the settlement (each an “Opt-Out Claim” and collectively the “Opt-Out Claims”) and are not replaced by other claims and/or (iii) the number of OQC claims in the Final Settlement Pool is less than 49 claims, or the number of Oldest by Age Claimants claims is less than 39 (“Eligible Claims Adjustment”); and

WHEREAS, the Parties anticipate that some claims originally slated for inclusion in the Target Settlement Pool will fail to meet eligibility criteria (each an “Ineligible Claim” and collectively the “Ineligible Claims”), and will be replaced as set forth in the Term Sheet, incorporated herein by reference, with later-filed or tolled eligible revision claims involving the same products, such that the Final Settlement Pool mirrors as closely as possible the Target Settlement Pool; and

WHEREAS, in the event that insufficient later-filed or tolled eligible revision claims involving the same products exist to replace each such Ineligible Claim, the total settlement amount payable will be reduced by:

i.	If the Ineligible Claim is an Otherwise Qualified Claim: $196,428.57 for each Ineligible Claim that is a CONSERVE® Claim and $125,000.00 for each Ineligible Claim that is a DYNASTY® Claim or a LINEAGE® Claim.

ii.	If the Ineligible Claim is an Oldest by Age Claimant: an average individual settlement value to be confirmed by the Parties, calculated as $5,100,000.00 (the total amount allocated for settlement of the claims by Oldest by Age Claimants), divided by the total number of all claims by Oldest by Age Claimants, minus the number of Ineligible Claims removed from the Oldest By Age Claimants claims (“Removed Ineligible Claims”).

WHEREAS, the Parties anticipate that some DYNASTY® or LINEAGE® claims in the Target Settlement Pool have been misidentified as CONSERVE® claims and intend to make downward adjustments to the Target Settlement Amount for such misidentifications in the manner set forth in the Term Sheet;

NOW, THEREFORE, for good and valuable consideration, Plaintiffs’ Counsel and Wright Medical agree as follows:

1.	SETTLEMENT ELIGIBILITY AND EXCLUSIONS

1.1	Eligibility Requirements: To be eligible for settlement hereunder, a claim must meet all of the following requirements:

1.1.1	The claimant must have a claim filed and pending in either the MDL or JCCP, or be subject to a fully executed tolling agreement between the parties whether entered arising from the MDL or the JCCP which was approved by the MDL Court.

1.1.2	The claimant must have received and undergone the revision of the cup, the head, the liner, or some combination thereof, of one of the following metal-on-metal articulating bearing surface product configurations (the “Qualified Revision Surgery”):

(a)	A CONSERVE® acetabular cup paired with a CONSERVE® cobalt chromium femoral head (a “CONSERVE® Claim”);

(b)	A DYNASTY® acetabular cup and metal liner paired with a CONSERVE® cobalt chromium femoral head (a “DYNASTY® Claim”); or

(c)	A LINEAGE® acetabular cup and metal liner paired with a LINEAGE® or CONSERVE® cobalt chromium femoral head (a “LINEAGE® Claim”).

1.1.3	Each “Eligible Claim” is identified on a final list of claims agreed upon by the Parties (either the “Otherwise Qualified Claims List” or the “Oldest By Age Claims List”). The Otherwise Qualified Claims List and the Oldest By Age Claims List are derived from the claims identified on a list exchanged between counsel for Wright Medical and Plaintiffs’ Counsel which identify Eligible Claims pending as of June 30, 2017. The Otherwise Qualified Claims List and the Oldest By Age Claims List may be adjusted per the steps set forth in the Term Sheet (“Eligibility Adjustments”) incorporated herein by reference, to account for a determination by Wright Medical that one or more of the claims on the Otherwise Eligible Claims List is not an Eligible Claim pursuant to sections 1.1.1, 1.1.2 or 1.1.3 of this Settlement Agreement.

1.2	Exclusions from Settlement: Claims meeting the above eligibility requirements are nevertheless not included in this settlement if:

1.2.1	The claim is not identified on the Otherwise Qualified Claims List or the Oldest By Age Claims List described in section 1.1.3 of this Settlement Agreement. To be clear, the settlement is not open for general enrollment, and is limited to the specifically identified Eligible Claims.

2.	TOTAL AMOUNT OF SETTLEMENT

2.1	Wright Medical agrees to pay a total sum of Thirteen Million Dollars ($13,000,000.00) to settle the Claims identified pursuant to Section 1.1.3, subject to the Eligibility Adjustments. The total settlement sum of Thirteen Million Dollars for the agreed upon Claims is based on the following product mix:

(a)	21 DYNASTY® Claims and/or LINEAGE® Claims; and

(b)	67 CONSERVE® Claims

2.2	The total amount of all Eligibility Adjustments will be confirmed and agreed to by the Parties; however, under no circumstance will the total amount of the settlement exceed $13,000,000.00.

2.3	This Settlement Agreement provides an opportunity for compensation pursuant to an extraordinary injury fund (“EIF”), as described below. To be clear, regardless of any total or individual amounts allocated to EIF compensation, under no circumstances will the total settlement amount under this settlement exceed $13,000,000.00.

3.	INDIVIDUAL SETTLEMENTS

3.1	General Provisions:

3.1.1	No settlement payments under either the standard settlement option (“Standard Settlement Option”) or the extraordinary injury fund option (“EIF Option”), as both are described below, will be made to any claimant with an Eligible Claim (each such claimant an “Eligible Claimant” or “EC”) pursuant to this Settlement Agreement until Wright Medical’s Walk Away Rights under the 95% Acceptance Requirement, set forth in Section 5, have expired without having been exercised or waived pursuant to Section 5.

3.1.2

By participating in this Settlement Agreement, the Parties and ECs acknowledge that all settlement awards paid pursuant to the Settlement Agreement constitute damages on account of personal injuries or physical injuries or physical sickness within the meaning of Section 104 of the Internal Revenue Code of 1986, as amended, arising from the physical injuries alleged to have resulted from the implantation, use, and/or removal of CONSERVE®, DYNASTY®, or LINEAGE® hip implants. The Parties and ECs further acknowledge that no portion of the proceeds paid under the Settlement Agreement represents punitive or exemplary damages, prejudgment or post judgment interest, any amount for lost income or wages, or payment for any other non-physical injury. Each EC participating in this Settlement Agreement waives and releases any and all claims for punitive or exemplary damages, prejudgment or post judgment interest, any amount for lost income or wages, or payment for any other non-physical injuries.

3.2	Two Alternative Settlement Options:

3.2.1	Two alternative settlement options are available for ECs under this Settlement Agreement to achieve individual settlements of claims (an “Individual Settlement”). The two options are mutually exclusive.

3.2.2	The first settlement option is the Standard Settlement Option. It is a simple settlement process designed to be completed on an expedited basis. Once it has been established that a claimant is an EC under the terms of this Settlement Agreement, no further proof will be necessary, beyond a claim election form used to identify which settlement an EC is choosing (“Claim Election Form”), in order to receive the Standard Settlement compensation.

3.2.3	The second alternative settlement option is the EIF Option. Under the EIF Option, an EC may receive an enhanced award as set forth below. The EIF Option will take several months longer to complete and will require additional evidence, proof, and review beyond the initial eligibility requirements under this Settlement Agreement.

3.2.4	An EC’s election between the Standard Settlement and EIF Options must be made by December 31, 2017, by submitting a Claim Election Form via electronic portal, as established by the Claims Administrator. The Release, defined below, will include a verification for signature by the EC confirming the EC’s election, and that revision surgery has occurred that qualifies for this settlement. Contemporaneously with this election, each EC must also submit via the electronic portal established by the Claims Administrator an identification of all health insurance providers that s/he had between the dates of the Qualified Revision Surgery through the Effective Date of this Settlement Agreement.

3.2.5	By submitting a Claim Election Form, each EC expressly agrees that any settlement award, either under the Standard Settlement Option or EIF Option, is final and binding once set under the below procedures. To be clear, the ECs electing the EIF Option expressly agree that any settlement award will be final and binding, even though the EC will not know the exact amount of the EIF Option award at the time of submitting a Claim Election Form.

3.2.6	Each EC that submits a Claim Election Form consents to the exclusive jurisdiction of the MDL Court and the Hon. William S. Duffey for the purposes of enforcement of each EC’s Individual Settlement.

3.2.7	Deductions from gross settlement amounts under either settlement option will be made for payment of health insurance liens as set forth in Section 7 and common benefit attorney fees and expenses as set forth in Section 6. This Settlement Agreement does not negate, amend or revise any representation agreements that may exist by and between individual ECs and their respective counsel.

OPTION ONE:

STANDARD SETTLEMENT OPTION

3.3	Standard Settlement Option

3.3.1	With respect to the Standard Settlement Option, each OQC Claimant identified on the Otherwise Qualified Claims List with a CONSERVE® Claim will receive $170,000.00 and each OQC Claimant with a DYNASTY® or LINEAGE® Claim identified on the Otherwise Qualified Claims List will receive $120,000.00. These gross settlement amounts are subject to deductions per Section 3.2.7.

3.3.2	Each EC identified on the Oldest By Age Claims List with a CONSERVE® Claim will receive $130,000.00. Each EC identified on the Oldest By Age Claims List with a DYNASTY® or LINEAGE® Claim will receive $120,000.00. These gross settlement amounts are subject to deductions per Section 3.2.7.

3.3.3	The mechanics and timing of Wright Medical’s payments to fund the Standard Settlement Option are set forth in Section 10.

OPTION TWO:

EIF SETTLEMENT OPTION

3.4	EIF Settlement Option

Option Two, the EIF Option, is established as a means to provide supplemental compensation (“EIF Compensation”), in addition to the compensation under the Standard Settlement Option to ECs who have incurred specified, unique, or extraordinary injuries in connection with their Qualified Revision Surgery or Covered Re-Revision Surgery, as defined below. ECs who seek to participate under the EIF Option and whose tabbed and highlighted medical records information, submitted with their Proof of Claim (per Section 4), demonstrate to a reasonable degree of medical probability that the EC is entitled to compensation under the EIF Option, may receive an enhanced award. ECs bear the burden of proof in establishing that they qualify for compensation under the EIF Option. Should it be determined that an EC had no reasonable basis to seek compensation under the EIF Option, a $5,000 reduction, to cover administration costs, will be assessed to reduce any amount otherwise available to that EC under this Settlement Agreement.

3.4.1	EIF Award Pool Amount. The total amount available for EIF compensation (the “EIF Award Pool”) is based on the number of ECs that claim compensation under the EIF Option, and therefore will not be known or fixed until after all Claim Election Forms have been received. The final amount of the EIF Award Pool will be confirmed between Wright Medical and Plaintiffs’ Counsel. Under no circumstances will availability of the EIF Option cause Wright Medical to be required to pay any amounts other than as explicitly agreed to in this Settlement Agreement and the Term Sheet, incorporated herein by reference. To be clear, no amounts attributable to Opt-Out Claims, as defined and discussed in Section 5 below, claims that are determined not to be Eligible Claims, or claims that involve product misidentifications, will be repurposed or reallocated to fund the EIF Award Pool.

3.4.2	The mechanics and timing of Wright Medical’s payments to fund the EIF Option are set forth in Section 10.

3.4.3	Determinations of EIF Awards.

(a)	Plaintiffs’ Counsel will create a Settlement Oversight Committee (or “SOC”), to consist of select counsel representing ECs.

(b)	The EIF Option is designed to evaluate enhancement claims on their merits pursuant to the terms of this Settlement Agreement and the contemporaneous medical records of the ECs making a claim under the EIF Option. A claims administrator will be engaged by the SOC (the “Claims Administrator”), and the Claims Administrator will be solely responsible for the evaluation of EIF Option claims and the determination of EIF Option awards.

3.4.4

The Claims Administrator may seek information to assist in its impartial allocation of EIF Option awards, including from Wright Medical’s counsel. In addition to each EC’s tabbed and highlighted medical records, the Claims Administrator will have access to all documents produced by each EC in the MDL, the

JCCP, or pursuant to any tolling agreement (e.g., preliminary disclosures, fact sheets, documents, interrogatory answers). The Claims Administrator may demand, at its sole discretion and at the EC’s expense, additional medical records necessary to properly evaluate an EIF Option claim. The Claims Administrator has the right, if it deems necessary, to obtain authorizations for the release of medical records, which will be obtained at the EC’s sole expense. The procedures for obtaining additional medical records will be determined in coordination with the Claims Administrator and the SOC.

(a)	The Claims Administrator and SOC will work together to ensure that the EIF Option procedures are conducted fairly, efficiently and economically.

(b)	The initial determination of eligibility for, and amount of, an EIF Option award will be made by the Claims Administrator pursuant to Section 3.6 below. The initial determination will be based on the tabbed and highlighted medical records provided with the Proof of Claim (Section 4) and the terms of this Settlement Agreement.

(c)	If an EIF Option award is denied, the EC may elect to appeal the award to a special master who will be retained by the SOC, and granted exclusive authority to decide appeals of denials of EIF Option awards (the “Special Master”). Appeals will be addressed by the Special Master through written submission by the EC or counsel for the EC within thirty (30) days of electronic notification of an EIF Option award. The decision of the Special Master on an EC’s appeal is final and binding on the EC, and no EC has any rights to pursue any claim, litigation or appeal of any type from the decision of the Special Master.

(d)	For the avoidance of doubt, there is no discovery process involved in the evaluation or determination of EIF Option awards. There will be no new depositions, written discovery, expert reports, affidavits, hearings or trials in connection with the submission of EIF Option claims or the evaluation or determination of any EIF Option award. ECs have the burdens of proof and production of medical records to establish that the criteria for an EIF Option award has been met. To be clear, in connection with an EIF Option claim, ECs must submit specific medical records appropriately tabbed and highlighted to demonstrate the information that establishes eligibility for an EIF Option award. ECs who submit entire sets of medical records without specific tabbing and highlighting may be assessed a fee set by the SOC.

3.5	Bilateral Hip Implants Revised.

3.5.1	ECs who had bilateral hip implants of CONSERVE®, DYNASTY®, and/or LINEAGE® products and who have undergone a Qualified Revision Surgery in which only one hip implant was revised may receive compensation under either of the two alternative settlement options, but only for the revised hip. All rights will be reserved with respect to the unrevised hip implant outside of this Settlement Agreement, by limited release in a form attached hereto as Exhibit A-3 for claimants in the JCCP or MDL and Exhibit A-4 for claimants subject to a tolling agreement. To be clear, this is the only instance where an EC may execute a limited release.

3.5.2	ECs who had bilateral hip implants of CONSERVE®, DYNASTY®, and/or LINEAGE® products who have undergone Qualified Revision Surgeries on both hips may make a claim for each hip. The following chart illustrates the options for ECs with bilateral hip implants:

# of Sides Revised	Status	Eligible for Standard Settlement Option?	Eligible for EIF Option?
1	1 Side That Had Revision Surgery	Yes	Yes, if claimant is an EC.
	1 Side That Remains Implanted	No	No. All Legal Rights Reserved.
2	Both Sides Underwent Revision Surgery and EC Wants Standard Settlement for Both	Yes	No
	Both Sides Underwent Revision Surgery and EC Elects Standard Settlement for One Hip, EIF Option For Other Hip	Both Hips Eligible for Base Payment	Yes, EIF Hip Subject to EIF Category Payments For Which EC Qualifies Under EIF Schedule.
	Both Sides Underwent Revision Surgery and EC Elects EIF Option For Both Hips	Both Hips Eligible for Base Payment.	Yes, Both Hips Subject to EIF Category Payments for Which EC Qualifies Under EIF Schedule.

3.6	EIF Award Categories.

3.6.1	For purposes of qualifying for EIF Option award categories for those ECs who demonstrate their eligibility to receive such compensation, the following are categories of extraordinary medical conditions relating to a Qualified Revision Surgery: (1) Covered Re-Revision Surgery, as defined below; (2) Dislocation; (3) Foot Drop; (4) Infection; and (5) Extended Trochanteric Osteotomy.

3.6.2	All EIF Option payments pursuant to Section 3.6 will be governed by an award schedule to be issued by the SOC in its sole discretion, following consultation with Wright Medical (the “EIF Award Schedule”).

3.6.3	Covered Re-Revision Surgery.

(a)	“Covered Re-Revision Surgery” means a revision surgery to remove the cup of a hip implant device after his/her Qualified Revision Surgery on the same hip (“Re-Revision Surgery”), or during subsequent Re-Revision Surgeries on the same hip after the Qualified Revision Surgery. Such Covered Re-Revision surgery had to have taken place on or before the Effective Date.

(b)	Eligibility. ECs who underwent a Covered Re-Revision Surgery will be entitled to EIF Compensation under the EIF Option (subject to all reductions herein) per Covered Re-Revision Surgery.

(c)	The aggregate total of all EIF Compensation for Covered Re-Revision Surgeries under Sections 3.6.3 will not exceed a maximum amount to be set forth on the EIF Award Schedule.

3.6.4	Dislocation.

(a)	Eligibility. An EC who required medical treatment for a dislocation event of the femoral head of the hip after a Qualified Revision Surgery that is documented by diagnosis in contemporaneous medical records and which dislocation event necessitated (i) a closed reduction in a hospital, (ii) an open reduction in a hospital, or (iii) a Covered Re-Revision Surgery, will be entitled to EIF Compensation. The following are excluded:

(i)	Dislocation events that occurred before the Qualified Revision Surgery do not qualify for an EIF Option award; and

(ii)	A dislocation event after a Qualified Revision Surgery or Covered Re-Revision Surgery that is caused or precipitated by trauma is not entitled to any EIF Option Award under this Section.

(b)	The aggregate total of all EIF Compensation for dislocation under Section 3.6.4 will not exceed a maximum amount to be set forth on the EIF Award Schedule.

3.6.5	Foot Drop.

(a)	Eligibility. An EC who has suffered injury to the peroneal or sciatic nerve as a result of a Qualified Revision Surgery or Covered Re-Revision Surgery, resulting in the inability to lift the front part of the foot, diagnosed during the hospitalization for the Qualified Revision Surgery or Covered Re-Revision Surgery, and that is documented in contemporaneous medical records as existing more than 365 days after the date of the Qualified Revision Surgery or Covered Re-Revision Surgery shall be entitled to EIF Compensation under this Section.

3.6.6	Infection.

(a)	Eligibility. An EC who underwent treatment for an infection after a Qualified Revision Surgery, (i) where the infection was not the cause of the Qualified Revision Surgery as documented in the contemporaneous medical records, and (ii) which required (a) surgical debridement, (b) a Covered Re-Revision Surgery in either a one or two-step procedure, (c) arthrodesis, or (d) extended intravenous antibiotic treatment of at least eight (8) consecutive weeks in length, shall be entitled to EIF Compensation subject to the following:

(i)	An EC can receive only one EIF Compensation due to infection, regardless of the length or number of infections that occurred.

(ii)	An EC whose infection was revealed by pathology or microbiology contemporaneous with the Qualified Revision Surgery, meaning s/he had an infection prior to the Qualified Revision Surgery, is not eligible for EIF Compensation under this Section.

3.6.7	Extended Trochanteric Osteotomy.

(a)	Eligibility. An EC who as part of a Qualified Revision Surgery or Covered Re-Revision Surgery underwent an extended trochanteric osteotomy to remove the femoral stem, and required the placement of cerclage wiring as part of that procedure, will be entitled to EIF Compensation under this Section.

4.	PROOF OF CLAIM.

4.1	As part of each Individual Settlement, Eligible Claimants have provided or will be required to upload to the Claims Administrator’s web portal, by December 31, 2017, proof of each Eligible Claim, including, but not limited to:

4.1.1	Product identification sticker sheets or similar medical records from the claimant’s index surgery medical records that specifically identify, at a minimum, the cup and head products, by product and lot numbers, that satisfy settlement eligibility requirements (should there be a dispute as to the sufficiency of the proof of settlement eligibility for a particular claim, the Parties will work together to resolve same); and 2) operative reports from the index and revision surgeries.

4.1.2	Unless in the sole discretion of Wright Medical, exercised in good faith, strict compliance is expressly waived as to any Individual Settlement, no payments will be made under Individual Settlements if any documentation set forth in Section 4.1.1 is deficient or not provided to Wright Medical. In the event that there is an impasse as to the sufficiency of the documents required by Section 4.1.1, the SOC and counsel for Wright Medical will meet and confer in an effort to resolve the issue.

4.2	EIF Option Claim – In the event that an EC elects the EIF Option, evidence sufficient to demonstrate entitlement to an EIF Option award is described in Section 3.4. Such information must be uploaded to the Claims Administrator’s web portal per instructions from Plaintiffs’ Counsel by no later than April 13, 2018.

5.	SETTLEMENT ACCEPTANCE REQUIREMENT AND OPT-OUTS

5.1	This Settlement Agreement may be terminated, without penalty and in the sole discretion of Wright Medical (“Walk Away Rights”), if the claimants for at least 95% of Eligible Claims do not agree to accept an individual settlement (“95% Acceptance Requirement”), including providing any and all required documentation, and a release to be agreed upon as discussed further below (an “Individual Settlement”).

5.2	If the 95% Acceptance Requirement is not met, Wright Medical, in its sole discretion, may elect to waive the 95% Acceptance Requirement and proceed with the settlement with less than 95% acceptance, and enforce all Individual Settlements accepted pursuant to this Settlement Agreement, rather than terminate the entire Settlement Agreement.

5.3	Determination of compliance with the 95% Acceptance Requirement will be calculated from receipt of all required documentation and claim proof for each Individual Settlement under Sections 4.1.1 and 8, including, but not limited to, execution of an agreed upon release.

5.3.1	If, prior to the deadline to be agreed to by the Parties for calculation of the 95% Acceptance Requirement, claimants holding more than 5% of Eligible Claims have declined an Individual Settlement, Plaintiffs’ Counsel may replace any claim where a settlement was declined with a later-filed or tolled revision Eligible Claim involving the same product type, of a claimant who will accept an Individual Settlement. The 95% Acceptance Requirement will then be calculated by including any such replacement claims.

5.4	Claimants with Eligible Claims must elect to participate in this settlement on or before December 31, 2017. Wright Medical’s Walk Away Rights will be exercised by written notice to Plaintiffs’ Counsel, served on or before March 2, 2018, provided that Plaintiffs’ Counsel delivered the 95% Acceptance Report described below.

5.4.1	On or before February 2, 2018, Plaintiffs’ Counsel will provide notice to Wright Medical when Plaintiffs’ Counsel believes that the 95% Acceptance Requirement has been satisfied. Such notice (the “95% Acceptance Report”) will include a then-current Acceptance Report, as described in Section 9.1.

5.4.2	By March 2, 2018, Wright Medical will provide notice to Plaintiffs’ Counsel of whether it agrees that the 95% Acceptance Requirement has been met.

(a)	If Wright Medical asserts that the 95% Acceptance Requirement has not been met, or that it is unable to confirm that the 95% Acceptance Requirement has been met, then Wright Medical’s notice will include a full explanation of why Wright Medical believes that the 95% Acceptance Requirement has not been met, or why Wright Medical is unable to confirm that the 95% Acceptance Requirement has been met. Should Wright Medical assert that the 95% Acceptance Requirement has not been met or that Wright Medical is unable to confirm that the 95% Acceptance Requirement has been met, Plaintiffs’ Counsel will have until March 16, 2018 to cure the asserted deficiencies, or obtain Wright Medical’s express written agreement regarding a substitution of claims, in order to meet the 95% Acceptance Requirement. If Plaintiffs’ Counsel is unable to cure the asserted deficiencies, or obtain Wright Medical’s express written agreement regarding a substitution of claims, then Wright Medical may exercise its Walk Away Rights.

(b)	If Wright Medical agrees that the 95% Acceptance Requirement has been met, or if Wright Medical waives the 95% Acceptance Requirement pursuant to Section 5.2, then funding of Individual Settlements will proceed under Section 10.

5.5	Should Wright Medical exercise its Walk Away Rights, then this Settlement Agreement will be terminated and void, and the Parties and Eligible Claimants will return to their respective positions held prior to the Settlement Agreement, with all releases and dismissal stipulations deemed void, and either returned to Plaintiffs’ Counsel or destroyed.

5.6	The Eligible Claim of any claimant who elects not to accept an Individual Settlement will be deemed an “Opt-Out Claim.” Regardless of the actual percentage of Opt-Out Claims, Wright Medical’s payments under this Settlement Agreement will be reduced with respect to each Opt-Out Claim in the manner and amounts set forth in the Term Sheet, incorporated herein by reference.

5.6.1	Prior to reducing Wright Medical’s payments under this Settlement Agreement pursuant to Section 5.6 above, every Opt-Out Claim will be replaced to the extent possible with a later-filed or tolled eligible revision claim involving the same products as each Opt-Out Claim, in the manner set forth in the Term Sheet, incorporated herein by reference.

6.	COMMON BENEFIT FUND ASSESSMENTS

6.1	By accepting an Individual Settlement under this Settlement Agreement, all claimants and counsel for claimants with Eligible Claims, regardless of whether their claim is pending in the MDL, JCCP or under a tolling agreement, agree to abide by MDL Case Management Order No. 4, Common Benefit Assessment Order (“CMO 4”), and all provisions of this Section 6. The assessments under CMO 4, inter alia, will in part be used to fund the administration of Individual Settlements, which administration will be at the sole cost and expense of claimants’ counsel and Plaintiffs’ Counsel.

6.2	All claimants and counsel for claimants with Eligible Claims consent to the holdback by Wright Medical of 3.5% for attorneys’ fees and 3.5% for expenses (for a total of 7%) from each total settlement amount under each Individual Settlement, pursuant to CMO 4 (the “Common Benefit Assessments”). Wright Medical will pay each holdback for Common Benefit expenses directly into the Common Benefit Expense Funds account, and each holdback for Common Benefit attorneys’ fees directly into the Common Benefit Legal Fees Funds account, with both accounts to be established by Plaintiffs’ Counsel (the “Common Benefit Fund Accounts”), as credits against the applicable Individual Settlement. For the avoidance of doubt, Wright Medical’s obligation to fund Common Benefit Assessments will not be an additional payment obligation of Wright Medical, but rather will be credited against Wright Medical’s settlement payment obligation and subtracted from the amount otherwise due each claimant from Wright Medical.

6.3	No Common Benefit Assessment will be imposed until all requirements for an Individual Settlement have been satisfied, including: 1) to the extent not previously provided, delivery to Wright Medical of the required documents pursuant to Section 4.1.1; 2) delivery to Wright Medical of documentation from the Lien Resolution Administrator, identified below, that confirms the final negotiated amount of all liens or the appropriate holdback amounts for all liens, pursuant to Section 7 below; and 3) delivery to Wright Medical of a Release and Dismissal pursuant to Section 8 below. As to ECs who elect the EIF Option, no Common Benefit Assessment will be imposed until any and all appeals from all ECs have been resolved, pursuant to Section 3.4.4(c), at which time all EIF Option determinations will be final.

6.4	All claimants and counsel for claimants with Eligible Claims agree to (1) comply with any Orders entered by the Court in the MDL in the furtherance of CMO 4, and (2) consent to the jurisdiction of the Court in the MDL for that purpose.

7.	LIENS.

7.1	Any and all liens related to each Eligible Claim will be identified and satisfied as set forth below.

7.1.1	Any and all health insurance plan lien resolutions will be processed and supervised exclusively by Providio Lien Counsel, LLC (the “Lien Resolution Administrator” or “LRA”), at the sole expense of Eligible Claimants or their counsel.

7.1.2	Each Eligible Claimant who receives a payment pursuant to an Individual Settlement under this Settlement Agreement agrees to pay or have paid any liens held by, or amounts owed to, third parties, including any state or federal government entities, as well as any known subrogated interest asserted by a bona fide healthcare provider or insurer arising out of, or related to, each claimant’s alleged Wright Medical product related injury. For the avoidance of doubt, Wright Medical will have no obligation to pay or satisfy any such liens, which shall be the sole responsibility of the Eligible Claimant.

7.1.3

Each Eligible Claimant must, by December 31, 2017, provide HIPAA releases and a Medicare Proof of Representation form to the LRA (via submission to the electronic portal established by Claims Administrator) to facilitate lien identification and resolution; provided, however, that if the MDL Court issues a qualified protective order on or before December 31, 2017 authorizing the LRA to identify, process and finalize liens on each EC’s behalf, then such individual HIPAA and Medicare Proof of Representation submissions shall not be needed. Each Eligible Claimant will identify to the LRA all group health plans s/he had at the time of injury through the Effective Date of this Settlement Agreement (via submission to the electronic portal established by Claims Administrator as described in Section 3.2.4 above). Plaintiffs’ Counsel will direct the LRA to proactively verify entitlement with Medicare (Parts A & B) and Medicaid for all Eligible Claimants, and will combine those results with the group health plan information submitted by each Eligible Claimant, to investigate and negotiate any applicable liens on each Eligible Claimant’s behalf. As part of its investigation and negotiation of liens, the LRA will comply with and/or seek extensions of any reporting requirements that may be required by any lien holder on behalf of both Eligible Claimants and Wright Medical. As a precondition to funding of any portion of an Individual Settlement, Plaintiffs’ Counsel will cause the LRA to deliver in writing to Wright Medical final lien clearance information within each Funding Request Report (as defined in Section 10.3), detailing the final negotiated lien amount (including a lien amount pursuant to pre-negotiated lien resolution programs, if applicable) or the appropriate full lien holdback amounts for all liens for each Eligible Claimant included on the respective Funding Request Report. When the LRA reports a final negotiated lien amount, or the appropriate full lien holdback amounts for all liens, the balance (i.e., the non-lien holdback amount) will be eligible for disbursement pursuant to the funding steps described in Section 10 below. The LRA will submit further clearance information for the lien holdback amount in a future Funding Request Report when the applicable liens have been finally negotiated.

7.1.4	Plaintiffs’ Counsel will cause the LRA to provide to Wright Medical a written confirmation certifying that all liens related to each claimant’s injuries and/or treatment have been finally and fully satisfied, accompanied by a certifying report from the LRA that evidences the satisfaction of said liens.

7.1.5	Plaintiffs’ Counsel will require and cause the LRA to provide complete indemnity and defense of Wright Medical and Plaintiffs’ Counsel against all liens related to each claimant’s injuries and/or treatment that are or may be asserted against settlement proceeds of each Individual Settlement.

7.1.6	This Settlement Agreement does not alter, expand or relieve any notice obligations relating to any liens that any claimant or their counsel has by law or by contract. Likewise, this Settlement Agreement does not establish a right to a lien where none exists.

8.	DOCUMENTS REQUIRED FOR INDIVIDUAL SETTLEMENTS.

8.1	Attached hereto as Exhibit A-1 through 4 are the form individual settlement agreement and releases (“Release”) that will be used to document settlements with each individual claimant under an Individual Settlement.

8.1.1	The Release will be executed by the claimant, and any spouse and legal representative of any claimant or claimant’s estate, as applicable. If a claimant is divorced, separated or estranged from his/her spouse, the claimant will provide indemnity in a form agreed to by the Parties.

8.1.2	The Release in any Individual Settlement may contain added state-specific provisions determined to be necessary by Wright Medical.

8.1.3	The form Release will not be altered, edited, amended, or in any way changed by a claimant or their counsel, except by the express written agreement of Wright Medical.

8.1.4	Form Release attached hereto as Exhibit A-1 is for claimants with a claim in the MDL or JCCP. Form Release attached hereto as Exhibit A-2 is for claims subject to a tolling agreement with Wright Medical. Form Releases A-3 and A-4 are only permitted for bilateral claimants as set forth in Section 3.5.1.

8.2	Attached hereto as Exhibit B is the form of litigation dismissal, with prejudice, to be used to dismiss pending litigation, with prejudice and all costs to be borne by the incurring party (a “Dismissal”).

9.	TRACKING OF SETTLEMENT PROGRESS.

9.1	Plaintiffs’ Counsel will, beginning on January 3, 2018 and then on the last day of each month thereafter, provide to Wright Medical a report, in Excel electronic format, that contains an identification, to the date of the report, of all claimants, and their Eligible Claims, who have agreed to accept an Individual Settlement (each an “Acceptance Report”). A printed form of the Acceptance Report is attached hereto as Exhibit C.

9.1.1	Each Acceptance Report will,

(a)	Identify the name of the claimant;

(b)	Identify the Eligible Claim(s) by hip and product;

(c)	State the actual accepted settlement amount of the claimant’s Individual Settlement, set pursuant to Section 3 (Individual Settlements);

(d)	Provide confirmation that all required documentation and claim proof required has been provided to Wright Medical pursuant to Section 4.1.1

(e)	State the amount of the Common Benefit Assessment on each Eligible Claim, pursuant to Section 6 (Common Benefit Fund Assessments);

(f)	State the total amount of liens on each Individual Settlement, pursuant to Section 7 (Liens);

(g)	State, if available, the total final negotiated amount of all liens on each Individual Settlement, pursuant to Section 7 (Liens);

(h)	Provide confirmation that the required Release and Dismissal have been received by Plaintiffs’ Counsel and provided to Wright Medical, pursuant to Section 8 (Documents Required For Individual Settlements);

(i)	State a calculation of the then-current total number of settlement acceptances as a percentage of all Eligible Claims;

(j)	State a calculation of the then-current sum of the amounts of all Individual Settlements;

(k)	Contain confirmations of payments made under Individual Settlements; and

(l)	Provide any additional information as required by the form Acceptance Report attached hereto as Exhibit C.

9.1.2	Plaintiffs’ Counsel will deliver to Wright Medical with each Acceptance Report all final negotiated lien documentation pursuant to Section 7.1, and all fully executed Releases and Dismissals pursuant to Section 8.1 received since the last produced Acceptance Report.

9.2	Plaintiffs’ Counsel will, beginning on January 3, 2018 and then on the last day of each month thereafter, also provide to Wright Medical a separate report, in Excel electronic format, that contains an identification, to the date of the report, of all known Opt-Out Claims (the “Opt-Out Report”). A printed form of the Opt-Out Report is attached hereto as Exhibit D.

9.2.1	Each Opt-Out Report will:

(a)	Identify the name of the claimant;

(b)	Identify the Eligible Claim that is an Opt-Out Claim;

(c)	State the amount of reduction attributable to the Opt-Out Claim, pursuant to Section 5.6;

(d)	State the then-current sum of all reductions pursuant to Section 5.6; and

(e)	State a calculation of the then-current total number of Opt-Out Claims as a percentage of all Eligible Claims.

9.3	Cumulative Acceptance Reports and Opt-Out Reports will continue to be prepared, by adding onto the immediately prior report, until all Eligible Claims appear on either an Acceptance Report or an Opt-Out Report.

10.	FUNDING OF SETTLEMENT.

10.1	No funding of any Individual Settlement, or any part thereof, by Wright Medical will occur until the 95% Acceptance Requirement has been satisfied or waived by Wright Medical, a fully executed Release and Dismissal have been delivered to Wright Medical pursuant to Sections 8 and 9.1.2, and lien amounts have been confirmed by the LRA in writing to Wright Medical pursuant to Sections 7.1 and 9.1.2.

10.2	Plaintiffs’ Counsel will create and seek to obtain an order from the Court in the MDL designating one or more interest-bearing qualified settlement fund accounts (each a “QSFA”) within the meaning of Treas. Reg. § 1.468B-1, to receive payments from Wright Medical pursuant to Individual Settlements.

10.3	Procedures for Funding Requests and Payments: Amounts of funding at each step below will be requested by itemization in a “Funding Request Report” in the form attached hereto as Exhibit E, provided to Wright Medical by Plaintiffs’ Counsel. A Funding Request Report will identify Eligible Claims that have satisfied requirements for payment of any or all of 1) final negotiated lien amounts, and/or appropriate full lien holdback amounts for all liens, 2) Common Benefit Assessments, or 3) the balance of an Individual Settlement (each a “Payment Item”). The first Funding Request Report will be provided to Wright Medical no earlier than March 31, 2018.

(a)	Objections to Funding Request Reports: If Wright Medical, in good faith, objects to the accuracy of any Payment Item in any Funding Request Report, that Payment Item will be deemed removed from the Funding Request Report. Payment Items removed from any Funding Request Report may be placed on a subsequent Funding Request Report, as discussed below; however, under no circumstances will a Payment Item be placed on more than one open and pending Funding Request Report.

(b)	Subsequent Funding Request Reports: On the last day of each month, the Claims Administrator will deliver to Wright Medical a Funding Request Report that identifies all new Payment Items that have not already appeared on a prior Funding Request Report, and Payment Items removed from any prior Funding Request Report, that are then ready for payment.

(c)	Funding to QSFAs and Common Benefit Fund: Within thirty (30) calendar days of the receipt of each Funding Request Report, Wright Medical will transfer funds into a QSFA designated by Plaintiffs’ Counsel or the Common Benefit Fund Accounts, as applicable, the sum total of all Payment Item amounts listed in the Funding Request Report, minus any removed Payment Items.

(d)	Payment Report: After each payment is made, Wright Medical, in response to a Funding Request Report, will provide to Plaintiffs’ Counsel and the Claims Administrator a report (a “Payment Report”), in the form attached hereto as Exhibit F, that will itemize Wright Medical’s payments by specific Eligible Claim and Payment Item, and thereby itemize credits against the total settlement amount of each Individual Settlement. Each Payment Report will also identify Payment Items removed from the corresponding Funding Request Report.

(e)	Plaintiffs’ Counsel will be solely responsible for authorizing and arranging disbursements from any QSFA, and the Common Benefit Fund Accounts in compliance with MDL CMO 4. Any disbursement will be made only for the specific amount and purpose of each Payment Item, identified in a Payment Report. Under no circumstances will payments be disbursed, used, or credited other than as set forth in a Payment Report.

10.4	Timing Of Funding: Individual Settlements will be funded pursuant to, and in the order of, the following steps:

10.4.1	By December 31, 2017, all Eligible Claimants that elect to participate must have uploaded to the Claims Administrator’s electronic portal (1) a Claim Election Form, (2) the documents required by Sections 4.1 and 8, and (3) all health insurance provider information and HIPAA/Proof of Representation Releases (as applicable) for purposes of lien resolution pursuant to Section 7. By February 2, 2018, Plaintiffs’ Counsel will provide to Wright Medical a 95% Acceptance Report.

10.4.2	By March 2, 2018, Wright Medical will either (1) confirm that the 95% Acceptance Requirement has been met or waive the 95% Acceptance Requirement, in which case funding will proceed pursuant to the timing of Funding Request Reporting and Funding Reports, or (2) terminate the entire Settlement Agreement as provided in Section 5.

10.4.3	On a rolling basis, the Claims Administrator will notify counsel for Eligible Claimants of the funding of Individual Settlements as subsequent Payment Reports are issued.

10.4.4	On or before April 13, 2018, those Eligible Claimants who elected to participate in the EIF Option must upload their supporting documents (see Section 3.4) to the Claims Administrator’s electronic portal.

10.4.5	On or before May 31, 2018, the Claims Administrator will complete its review and issue determination reports on all EIF Option claims. Eligible Claimants will have thirty (30) calendar days from the issuance of their individual determination report to either accept or appeal the determination of the Claims Administrator, pursuant to Section 3.4.4(c). If the Eligible Claimant does not appeal the Claims Administrator’s determination, it will be deemed accepted by the Eligible Claimant.

10.4.6	No funding by Wright Medical of any EIF Option award will take place until rulings on all appeals have been issued pursuant to Section 3.3.4(c), at which time funding and payment of EIF Option awards will be made pursuant to the procedures in Section 10.3 above.

10.5	Dismissals: Upon payment by or on behalf of Wright Medical of the full amount of any Individual Settlement into a QSFA and the Common Benefit Fund Account, the Dismissal pursuant to Section 8.2 will be filed by Wright Medical.

10.6	Guaranty of Wright Medical Group, N.V. In partial consideration for this Settlement Agreement, Wright Medical Group, N.V. (“Guarantor”) has executed and delivered a Guaranty Agreement (the “Guaranty”) that provides, subject to the express provisions of the Guaranty and the full enforcement by the MDL Court, for the monetary performance of Wright Medical under this Settlement Agreement. The Guaranty is incorporated by reference as if fully set forth in this Settlement Agreement. In furtherance of the foregoing, the Parties to this Settlement Agreement stipulate, agree, and acknowledge that Guarantor is providing the Guaranty solely as an accommodation to its independent affiliate, Wright Medical, and that nothing contained in this Settlement Agreement shall be deemed or admissible in any way to contradict the distinct corporate identities as and between Guarantor and Wright Medical.

10.7	No Eligible Claimant is entitled to seek payment under an Individual Settlement in any manner, or under any timing, other than as set forth in this Settlement Agreement.

10.8

Plaintiffs’ Counsel shall have sole and exclusive authority to enforce this Settlement Agreement and the Guaranty. No Eligible Claimant may bring any lawsuit, claim or other adversarial proceeding of any type to enforce the terms and conditions of this Settlement Agreement against Wright Medical or, in the case of the Guaranty, against Guarantor (an “EC Adversary Proceeding,” and, collectively, “EC Adversary Proceedings”). By filing a Claim Election Form, each Eligible Claimant will be deemed expressly to have waived any and all right or ability to bring or pursue, except through Plaintiffs’ Counsel, any and all EC Adversary Proceedings against Wright Medical and, in the case of the Guaranty, Adversary Proceedings against Guarantor, including any EC Adversary Proceedings based upon the failure by another person or entity (including, but not limited to, the Claims Administrator, the LRA, any entity establishing or holding a QSFA, Plaintiffs’ Counsel or Eligible Claimant’s counsel) to pay funds or take any other action required under this Settlement Agreement or the Guaranty. This does not restrict an Eligible Claimant’s rights to enforce his or her own Full and Final Confidential Individual Release and Settlement Agreement.

11.	RISK OF LOSS

11.1	All risk of loss, for any reason and from any cause whatsoever, of this Settlement Agreement, relating to the handling, investment, administration, or disposition of funds deposited and/or paid by Wright Medical pursuant to this Settlement Agreement lies exclusively with Plaintiffs’ Counsel and each Eligible Claimant. Wright Medical will under no circumstance be liable to pay additional sums under this Settlement Agreement due to any action, inaction, or default by another person or entity (including, but not limited to, the Claims Administrator, the LRA, any entity establishing or holding a QSFA, Plaintiffs’ Counsel, or Eligible Claimant’s counsel).

12.	CONFIDENTIALITY AND PUBLIC STATEMENT.

12.1	All negotiations and proposals, and terms of the Term Sheet, will be held confidential by all counsel, Parties and related entities, subject to regulatory, tax, accounting, or other legal requirements.

12.2	This Settlement Agreement and all attachments hereto are not confidential. However, the settlement agreements for Individual Settlements, including amounts paid and terms thereof, are confidential and will be held as such by all counsel, claimants, Parties and related entities, subject to regulatory, tax, accounting, or other legal requirements.

12.3

Notwithstanding the foregoing, claimants, claimants’ counsel, Plaintiffs’ Counsel, and Wright Medical may provide the Term Sheet and settlement agreements under Individual Settlements, and/or information concerning the nature and negotiations of the Term Sheet and/or any Individual Settlement to the following persons or for the following purposes: a) accountants, tax, legal or financial advisors; b) parent companies, affiliates or subsidiaries; c) insurers, retrocessionaires, or reinsurers; d) as absolutely necessary to resolve any outstanding liens; e) when required by law or by a court Order, or as required by the SEC or other regulatory authority; or e) in connection with any legal proceeding to enforce the terms of any Individual Settlement, or seeking redress for any breach thereof. When providing confidential information, the providing person or entity will advise the receiving person or entity that the information being shared is to be kept confidential, and further will seek to file the information under seal where applicable. If claimants, claimants’ counsel, or Plaintiffs’ Counsel receive notice of any proceeding in which a court, party, or other entity or person seeks to require the disclosure of the Term Sheet or any Individual Settlement, immediate notice will be given to Wright Medical. If any court or other legal entity orders or is requested to order the disclosure of the amount, terms, conditions, history, or background of the Term Sheet, or of any Individual Settlement, then claimants’ counsel and Plaintiffs’ Counsel agree to join and support any motion for a Protective Order by Wright Medical seeking to protect the confidentiality of those matters.

12.4	The Parties will use their best efforts to coordinate any eventual public disclosure of this Settlement Agreement. Claimants and their counsel understand and agree that the substance of any required regulatory or other governmental or accounting disclosure is within the exclusive control of Wright Medical and Wright Medical Group, N.V.

12.5	Wright Medical and the SOC shall be entitled to review all proof of claim documents, Claim Election Forms, EIF Option submissions, and all other documents submitted by any EC in connection with this Settlement Agreement (including all exhibits and attachments thereto), and all related materials. The representatives of Wright Medical and the SOC shall, at any time, be afforded complete access to and permitted to inspect all of the records or other documentation submitted in connection with each Eligible Claim. For the avoidance of doubt, by accepting an Individual Settlement under this Settlement Agreement, each EC consents to granting access to Wright Medical, the SOC, the Special Master and Claims Administrator, and each of their respective representatives, to the documents that s/he executes and submits as part of the required submissions, including personal information, medical records and lien information for use in connection with this Settlement Agreement. While Wright Medical and the SOC have the right to access this data, neither shall have a role in the day-to-day operation of the claims administration process, nor shall their rights in this regard permit the interference with the operations of the claims administration process.

13.	MISCELLANEOUS

13.1	Contacts for Parties: Any notice, request, instruction or other document required under this Settlement Agreement shall be in writing and delivered by Federal Express (overnight delivery), and/or e-mail to the following persons, unless otherwise instructed in writing by notice pursuant to this Section 13.1:

13.1.1	If to Plaintiffs’ Counsel, to each of the following:

Michael L. McGlamry, Esq.

Pope, McGlamry, Kilpatrick, Morrison & Norwood, P.C.

3391 Peachtree Road, Suite 300

Atlanta, GA 30326

Email: mmcglamry@pmkm.com

And

Raymond P. Boucher, Esq.

Boucher, LLP

21600 Oxnard Street, Suite 600

Woodland Hills, CA 91367

Email: ray@boucher.la

13.1.2	If to Wright Medical, to each of the following:

General Counsel

Wright Medical Technology, Inc.

1023 Cherry Road

Memphis, TN 38117

with a copy to:

Dana J. Ash, Esq.

Duane Morris LLP

30 S. 17th Street, Floor 5

Philadelphia, PA 19103

Email: DJAsh@duanemorris.com

13.2	No Admissibility or Admission: This Settlement Agreement and the Individual Settlements contemplated hereunder are not evidence that any claim alleged by any claimant has merit, nor does it constitute an admission of any wrongdoing or liability by any entity.

13.3	Authority To Bind: The undersigned Plaintiffs’ Counsel represent that they have authority to negotiate and enter into this Settlement Agreement, on behalf of all claimants with Eligible Claims.

13.4	Inadmissibility of Settlement Agreement: Neither this Settlement Agreement, nor any Individual Settlement, will be admissible or offered as evidence in any proceeding of any type, except in an action to enforce the terms of this Settlement Agreement or an Individual Settlement, and in such instance will be submitted under seal and pursuant to the greatest confidentiality protections possible.

13.5	Fees and Costs: Each side shall bear their own attorneys’ fees and costs under this Settlement Agreement and any Individual Settlement. Neither Wright Medical nor any other released party shall have any responsibility whatsoever for the payment of a claimant’s attorneys’ fees or costs, beyond the withholding and funding of Common Benefit Assessments as set forth in Section 6.

13.6	Governing Law and Jurisdiction: This Settlement Agreement shall be governed by and construed in accordance with the law of the State of Georgia, without regard to any choice-of-law rules that would require the application of the law of another jurisdiction. The Parties agree to submit all disputes arising hereunder to the jurisdiction of the Hon. William S. Duffey in the United States District Court for the Northern District of Georgia, multi-district litigation No. 12-2329.

13.7	Construction: This Settlement Agreement, including all exhibits, is the product of arm’s length negotiations between counsel and/or Parties represented by counsel. No Party shall be deemed to be the drafter of this Settlement Agreement or its exhibits, or any specific provisions hereof. No presumption shall be deemed to exist in favor of or against any Party as a result of the preparation of this Settlement Agreement or its exhibits.

13.8	Survival of Indemnifications: The provisions of this Settlement Agreement and each Release provided hereunder providing indemnification or releases from liability shall survive the modification, termination and full performance of this Settlement Agreement.

13.9	Entire Agreement: This Settlement Agreement, including all exhibits and the Term Sheet and Guaranty incorporated by reference, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, and commitments, whether in writing or otherwise. Claimants, their counsel, and Plaintiffs’ Counsel agree that they have neither received nor relied on any other agreements or promises, other than as contained in this Settlement Agreement.

13.9.1	To be clear, the Term Sheet is incorporated herein by reference in its entirety, and to the extent any inconsistency or lack of clarity exists in this Settlement Agreement, the provisions of the Term Sheet will control. The Term Sheet will be filed with the court, under seal, in any dispute submitted for resolution by the MDL Court under Section 13.6.

13.10	Amendments: This Settlement Agreement may be amended by (and only by) a writing signed on behalf of Wright Medical, on the one hand, and Plaintiffs’ Counsel, on the other hand.

13.11	Waiver of Inconsistent Provisions of Law; Severability:

13.11.1	To the fullest extent permitted by applicable law, each Party, each EC and his/her attorney waives any provision of law (including the common law), which renders any provision of this Settlement Agreement invalid, illegal, or unenforceable in any respect.

13.11.2

In case any provision contained in this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Settlement Agreement, but this Settlement Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, but only to the extent it is invalid, illegal, or unenforceable; provided, however, that if the invalid, illegal or unenforceable provision materially changes the equities or overall intent of the Parties, including, but not limited to, the scope of any release, indemnity or other right or protection, then the Settlement Agreement will be voided in its entirety. Any dispute regarding the materiality of any provision held to be invalid, illegal or unenforceable will be submitted to the MDL Court, pursuant to Section 13.6.

13.12	No Third Party Beneficiaries; Assignment:

13.12.1	No provision of this Settlement Agreement or any exhibit thereto is intended to create any third-party beneficiary to this Agreement. For the avoidance of doubt, nothing in this Section 13.12 limits or modifies the third-party beneficiary provisions of any Claim Election Form, Release, or Dismissal. This Settlement Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Settlement Agreement nor any of the rights, interests, or obligations hereunder may be assigned, at any time, including, but not limited to, prior to the execution of this Settlement Agreement, by any EC or attorney for any EC, without the prior written consent of Wright Medical. No settlement payment pursuant to this Settlement Agreement may be assigned, at any time, by any EC or his/her attorney without the prior written consent of Wright Medical. Any assignment in violation of this Section 13.12.1 shall be null and void ab initio, and if such assignment is not null and void ab initio for any reason, payment under any Individual Settlement is precluded until such time as the assignments in violation of this Section 13.12.1 have been nullified and voided, and the Claims Administrator has been provided proof of such nullification.

13.12.2	No EC shall have any right to institute any proceeding, judicial or otherwise, against Wright Medical, the SOC, the Special Master, or any Claims Administrator to enforce or otherwise take any action under this Settlement Agreement.

13.13	Tax Matters: The Parties agree to characterize the QSFA for federal, state and local income tax purposes in such manner as is reasonably determined by the Parties. The SOC and Wright Medical shall timely provide each other with such material and relevant information as and to the extent reasonably requested by the other party in connection with any tax filing or the payment of any taxes or any private letter ruling regarding the tax status of funds transferred to the QSFA. Within a reasonable time after the execution of this Settlement Agreement, the SOC will seek an order from the MDL Court indicating that further accounts that may be established pursuant to this Settlement Agreement are qualified settlement fund accounts within the meaning of Treasury Regulation Section 1.468B-1. To the extent any settlement award constitutes a tax liability of the EC, it is the EC’s responsibility to pay such tax.

13.14	Further Assurances: Following the execution of this Settlement Agreement, (i) each Party will take reasonable actions consistent with the terms of this Settlement Agreement as may reasonably be requested by the other Party, and otherwise reasonably cooperate with the other Party in a manner consistent with the terms of this Settlement Agreement, and (ii) each EC and their attorney shall take such reasonable actions consistent with the terms of this Settlement Agreement as may reasonably be requested by Wright Medical or the SOC, and otherwise reasonably cooperate with Wright Medical and the SOC in a manner consistent with the terms of this Settlement Agreement as necessary in order to carry out the intent and purposes of this Settlement Agreement.

13.15	Facsimile Signatures: This Settlement Agreement, and any future amendments hereto, may be signed and delivered by means of a facsimile machine or electronic scan (including in the form of an Adobe Acrobat PDF file format), and in such case shall be treated in all respects as an original document.

13.16	Counterparts: This Settlement Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all Parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed on the dates set forth below.

PLAINTIFFS’ MDL AND JCCP CO-LEAD COUNSEL

/s/ Michael L. McGlamry	/s/ Raymond P. Boucher
Michael L. McGlamry	Raymond P. Boucher
Pope, McGlamry, Kilpatrick,	Boucher LLP
Morrison & Norwood, P.C.

Dated: October 3, 2017	Dated: October 3, 2017

WRIGHT MEDICAL TECHNOLOGY, INC.

/s/ James Lightman
James Lightman
Sr. Vice President and General Counsel
Wright Medical Technology, Inc.

Dated: October 3, 2017